CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Amount of registration fee (1)(2)
Common stock, par value $0.01 per share	14,119,429	$14.34	$202,472,611.86	$26,078.48

(1)         Estimated solely for purposes of calculating the registration fee.  The estimate has been computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Act”), and is calculated based upon the average of the high and low sales prices of the common stock on January 27, 2014, as reported on the New York Stock Exchange.

(2)         Calculated in accordance with Rules 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(7)

Registration No. 333-190532

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 9, 2013)

14,119,429 Shares

Common Stock

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus supplement to “we,” “us,” “our,” “NorthStar,” “the Company” or similar references means NorthStar Realty Finance Corp., including its subsidiaries.  References to the “Operating Partnership” are to NorthStar Realty Finance Limited Partnership and its consolidated subsidiaries, in cases where it is important to distinguish between NorthStar and NorthStar Realty Finance Limited Partnership.

This prospectus supplement updates the prospectus dated August 9, 2013, relating to the resale of shares of common stock of NorthStar, by exchanging noteholders identified in the prospectus, that may be issued to them upon the exchange of 5.375% Exchangeable Senior Notes due 2033 issued and sold by the Operating Partnership in private transactions on June 19, 2013 and July 1, 2013, which we refer to herein as the “Notes.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement, on page 5 of the accompanying prospectus dated August 9, 2013 and on page 21 of our Annual Report on Form 10-K for the year ended December 31, 2012.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 31, 2014.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any applicable free writing prospectus prepared by us and the documents we incorporate by reference contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, those relating to the operating performance of our investments, our financing needs, the effects of our current strategies, loan and securities activities, and our ability to grow and spin-off our asset management business. Our ability to predict results or the actual effect of plans or strategies is inherently uncertain, particularly given the economic environment. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and you should not unduly rely on these statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from those forward-looking statements. These factors include, but are not limited to:

•                  adverse economic conditions and the impact on the commercial real estate industry;

•                  access to debt and equity capital and our liquidity;

•                  our ability to complete, on the terms we anticipate, or at all, the plan to spin-off our asset management business, which we announced on December 10, 2013 which our board of directors approved and which we expect to complete during the second quarter of 2014;

•                  our ability to realize the anticipated benefits of the proposed spin-off;

•                  our use of leverage;

•                  our ability to obtain mortgage financing on our real estate portfolio;

•                  the effect of economic conditions on the valuation of our investments;

•                  our ability to source and close on attractive investment opportunities;

•                  our ability to grow our asset management business by raising capital for, and effectively implementing the business plans of, the companies we sponsor and advise, in particular the non-listed real estate investment trusts, or REITs, we sponsor;

•                  the impact of adverse conditions effecting a specific asset class in which we have significant investments, such as manufactured housing communities and limited partnership interests in real estate private equity funds;

•                  performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash provided by these investments and available for distribution;

•                  the impact of economic conditions on the borrowers of the commercial real estate debt we originate and acquire and the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants/operators of the real property that we own;

•                  our ability to realize the value of the bonds and equity we purchased and/or retained in our collateralized debt obligations, or CDO, financing transactions and other securitization financing transactions and our ability to complete securitization financing transactions on terms that are acceptable to us, or at all;

•                  our ability to meet various coverage tests with respect to our CDO financing transactions;

•                  our ability to realize current and expected returns over the life of our investments;

•                  any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise;

•                  credit rating downgrades;

•                  tenant/operator or borrower defaults or bankruptcy;

•                  illiquidity of properties in our portfolio;

•                  our ability to manage our costs in line with our expectations and the impact on our cash available for distribution;

•                  environmental compliance costs and liabilities;

•                  effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims;

•                  competition for investment opportunities;

•                  our ability to close the applicable interests in private equity real estate funds described in the documents we have filed with the SEC, under the Securities Exchange Act of 1934, as amended, on the terms described, if at all;

•                  the possibility that the net asset value of certain real estate fund interests we have acquired or propose to acquire does not necessarily reflect the fair value of such interests, or that the actual amount of future capital commitments underlying all of those fund interests that will be called and funded by us could vary materially from our expectations;

•                  regulatory requirements with respect to our business and the related cost of compliance;

•                  the impact of any conflicts arising from our asset management business;

•                  changes in laws or regulations governing various aspects of our business;

•                  the loss of our exemption from the definition of an “investment company” under the Investment Company Act of 1940, as amended;

•                  competition for qualified personnel and our ability to retain key personnel;

•                  the effectiveness of our portfolio management systems;

•                  failure to maintain effective internal controls;

•                  compliance with the rules governing REITs;

•                  other risks relating to the completion of the proposed spin-off of our asset management business and operating our asset management business and the remainder of our business as two separate public companies; and

•                  the factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, under the heading “Risk Factors,” and described in our other filings with the SEC.

The foregoing list of factors is not exhaustive. All forward-looking statements included or incorporated herein are based upon information available to us on the date hereof and we are under no duty to update any of the forward-looking statements after the date hereof to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in our filings with the SEC, including Part I, Item 1A of our Form 10-K under the heading “Risk Factors.” The factors set forth in our filings with the SEC, including the “Risk Factors” section, could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this prospectus supplement.

RECENT DEVELOPMENTS

Proposed spin-off of asset management business

On December 10, 2013, we announced that our board of directors unanimously approved a plan to spin-off our asset management business into a separate publicly traded company in the form of a tax-free distribution, or the Proposed Distribution. The Proposed Distribution is expected to be completed in the second quarter of 2014 and will be comprised of common stock in NorthStar Asset Management Group Inc., or NorthStar Asset Management, a newly formed company expected to be listed on the New York Stock Exchange, or the NYSE. In order to effect the spin-off, we expect to enter into one or more mergers with our subsidiaries for which stockholder approval will not be required or sought.

In connection with the spin-off, we expect that NorthStar Asset Management will enter into a 20-year management contract to manage our company and that NorthStar Asset Management will also manage our non-traded REIT business and own our broker-dealer platform.

We expect that Northstar Asset Management will be led by our current management team, which has a proven track record in managing and growing our company and our non-traded REIT platform. We anticipate that NorthStar Asset Management’s in place, long duration and high margin revenue streams, together with substantial growth prospects, will position it as an industry leading asset manager.

In connection with the proposed spin-off, we expect that the 20-year management contract that NorthStar Asset Management will enter into with us will provide for (i) an annual base management fee of $90 million, (ii) an additional annual base management fee equal to 1.5% of the cumulative “equity” raised at NorthStar after December 10, 2013, including the proceeds raised in our equity offering of 57.5 million shares of our common stock that closed on December 17, 2013 and any equity issued in connection with the exchange of our outstanding senior notes, including the Notes, and (iii) incentive fees to be determined as follows:

•                  15% incentive fee payable when cash available for distribution at NorthStar (“CAD”) exceeds $0.78 per share (equivalent to a 12% yield on September 30, 2013 adjusted book value of $6.46 per share); and

•                  25% incentive fee payable when CAD exceeds $0.90 per share (equivalent to a 14% yield on September 30, 2013 adjusted book value of $6.46 per share).

We expect the spin-off of NorthStar Asset Management to be completed in the second quarter of 2014. However, there can be no assurance that the spin-off will be completed as anticipated or at all. Our ability to complete the spin-off is subject to, among other things, the SEC declaring the registration statement filed with regard to the spin-off effective, the filing and approval of an application to list NorthStar Asset Management’s common equity on the NYSE and the formal approval of the mergers with our subsidiaries and the formal declaration of the distribution by our board of directors. Failure to complete the spin-off could negatively affect the trading price of our common stock. Stockholder approval will not be required or sought in connection with the spin-off.

In addition, the spin-off may not have the full or any strategic and financial benefits that we expect, or such benefits may be delayed or may not materialize at all. The anticipated benefits of the spin-off are based on a number of assumptions, which may prove incorrect. For example, we believe that analysts and investors will regard NorthStar Asset Management’s focused asset management strategy more favorably as a separate company than as part of our existing portfolio and strategy and thus place a greater value on NorthStar Asset Management as a stand-alone company than as a business that is a part of NorthStar. In the event that the spin-off does not have these and other expected benefits, the costs associated with the transaction, including an expected increase in general and administrative expenses, could have a negative effect on our financial condition and ability to make distributions to the stockholders of each company. For more information about the proposed spin-off, including certain risks associated with the spin-off and the management agreement we intend to enter into with NorthStar Asset Management, see “Risk Factors” and “Additional Material Federal Income Tax Consequences” below.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider, among other factors, the risk factors described below and the matters described under “Risk Factors” beginning on page 5 of the accompanying prospectus and under “Item 1A. Risk Factors” beginning on page 21 of our Form 10-K and other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any other accompanying prospectus supplements, as the same may be updated from time-to-time by our future filings under the Securities Exchange Act of 1934, as amended. The occurrence of any of these risks might cause you to lose some or all of your investment in our common stock.

We may not be able to complete the Proposed Distribution described under the caption “Recent Developments” above, on the terms we anticipate, or at all.

Our board of directors has unanimously approved a plan to spin-off our asset management business. See “Recent Developments—Proposed spin-off of asset management business.” We are targeting to complete the Proposed Distribution in the second quarter of 2014. However, there can be no assurance that the Proposed Distribution will be completed as anticipated, or at all. Our ability to complete the Proposed Distribution and related restructuring transactions is subject to, among other things, the filing and effectiveness of a registration statement with the SEC, the filing and approval of an application to list NorthStar Asset Management’s common equity on the NYSE, certain third-party consents and approvals, and the declaration of the Proposed Distribution by our board of directors. If we are unable to consummate the Proposed Distribution, if the size of the business being spun-off is reduced or if the terms of the Proposed Distribution or the agreements between us and NorthStar Asset Management are modified, we may not realize the full expected benefits of the Proposed Distribution and our stock price may decline.

The spin-off may not have the benefits we anticipate.

The spin-off may not have the full or any strategic and financial benefits that we expect, or such benefits may be delayed or may not materialize at all. The anticipated benefits of the spin-off are based on a number of assumptions, which may prove incorrect. For example, we believe that analysts and investors will regard NorthStar Asset Management’s focused asset management business more favorably as a separate company than as part of our existing portfolio and strategy and thus place a greater value on NorthStar Asset Management as a stand-alone company than as a business that is a part of us. In the event that the spin-off does not have these and other expected benefits, the costs associated with the transaction, including an expected increase in general and administrative expenses, could have a negative effect on our financial condition and ability to make distributions to the stockholders of each company. Stockholder approval will not be required or sought in connection with the spin-off.

NorthStar Asset Management may not be able to successfully implement its business strategy.

Assuming the spin-off is completed, there can be no assurance that NorthStar Asset Management will be able to generate sufficient returns to pay its operating expenses and make satisfactory distributions to its stockholders, or any distributions at all, once it commences operations as an independent company. NorthStar Asset Management’s financial condition, results of operations and cash flows will be affected by the expenses it will incur as a stand-alone public company, including legal, accounting, compliance and other costs associated with being a public company with equity securities traded on the NYSE. After the separation, we will not be required, and do not intend, to provide NorthStar Asset Management with funds to finance its working capital or other cash requirements, so NorthStar Asset Management would need to obtain any necessary additional financing on its own.

Our agreements with NorthStar Asset Management may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

The terms of the agreements related to NorthStar Asset Management’s separation from us, including a management agreement and various other agreements with NorthStar Asset Management, will not be negotiated among unaffiliated third parties. As a result, these terms may be less favorable to us than the terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

If the Proposed Distribution and related transactions are consummated and do not qualify for tax-deferred treatment for federal income tax purposes, you may incur a significant tax liability and we may fail to qualify as a REIT.

Prior to the Proposed Distribution, we anticipate that we will engage in one or more mergers or other transactions, which we refer to as the Related Transactions. We expect to receive opinions of counsel to the effect that, among other things, (i) the Related

Transactions will be treated as tax-deferred transactions for federal income tax purposes and (ii) the Proposed Distribution should be treated as a tax-deferred distribution under Section 355 of the Code. We have not sought, and will not receive, a private letter ruling from the Internal Revenue Service, or the IRS, regarding the tax consequences of the Proposed Distribution and the Related Transactions. The opinions we receive will be based on our representations and certain assumptions. If the representations or assumptions are untrue or incomplete in any material respect, the Proposed Distribution and/or the Related Transactions may not be treated as tax-deferred transactions. Moreover, the opinions we receive will be based on existing federal income tax law, which is subject to change, possibly on a retroactive basis, and will not be binding on the IRS or any court. Accordingly, no assurance can be provided that the opinions we receive will not be successfully challenged by the IRS.

If the Proposed Distribution and/or the Related Transactions are not treated as tax-deferred transactions, you may incur a significant tax liability. For example, if certain of the Related Transactions are not treated as tax-deferred, then you may recognize gain or loss, as applicable, equal to the difference between (i) the aggregate fair market value of your shares of our common stock and (ii) your adjusted tax basis in that stock. Even if you do not recognize all of the gain or loss in your shares of our common stock, we may recognize capital gain if certain of the Related Transactions are taxable. In that event, we will either have to make additional capital gains dividends to our stockholders or pay tax on net long-term capital gain that we retain, in which case stockholders will receive a credit for any tax we pay. If the Related Transactions qualify for tax-deferred treatment but the Proposed Distribution is not treated as a tax-deferred distribution, then you will be subject to tax as if you had received a distribution equal to the fair market value of the NorthStar Asset Management common stock that was distributed to you, most of which would be treated as a taxable dividend because of the taxable gain that we would recognize on the Proposed Distribution.

Moreover, if the Proposed Distribution does not qualify as a tax-deferred distribution, we may fail to qualify as a REIT. If the Proposed Distribution does not qualify for tax-deferred treatment, we will recognize gain as if we had sold the NorthStar Asset Management common stock in a taxable sale for its fair market value. The gain from that sale may cause us to fail to satisfy the 75% gross income test required for REIT qualification. Unless that failure qualifies for a statutory “REIT savings provision,” we will fail to qualify as a REIT for the year in which the Proposed Distribution occurred and we would be prohibited from electing REIT status for the following four taxable years. If we fail to qualify as a REIT, we will be subject to federal and applicable state and local income tax on our taxable income at corporate rates. Losing our REIT status would reduce our net income available for investment or distribution to our stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends-paid deduction and we would no longer be required to make distributions. Even if our failure to satisfy the 75% gross income test qualified for the statutory “REIT savings provision,” we would likely have to pay a material penalty tax.

If the Proposed Distribution is consummated, NorthStar Asset Management will be subject to federal income tax.

Following the Proposed Distribution, NorthStar Asset Management will be fully taxable as a corporation for federal income tax purposes, which will cause the earnings of NorthStar Asset Management to be subject to federal income tax. NorthStar Asset Management intends to pursue a variety of strategies to reduce its effective tax rate in ways that are consistent with similar asset managers, but no assurance can be given that these strategies will be successful. As a result, all of NorthStar Asset Management’s income may be subject to federal income tax at a 35% rate for the foreseeable future.

Following the Proposed Distribution, we may not enjoy all of the benefits that we have prior to the Proposed Distribution.

Prior to the Proposed Distribution, we share benefits of scope and scale in costs and expenses resulting from various factors including financial reporting, costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration and insurance. While we plan to enter into a management agreement with NorthStar Asset Management that would govern a number of our commercial and other relationships after the Proposed Distribution, those arrangements may not fully capture the benefits we enjoy as a result of common ownership prior to the Proposed Distribution.

If the Proposed Distribution occurs, we will rely on NorthStar Asset Management’s performance under various agreements.

In connection with the Proposed Distribution, we expect to enter into a management agreement and various other agreements with NorthStar Asset Management. These agreements will govern our relationship with NorthStar Asset Management and will also provide for the allocation of employee benefits, taxes and certain other liabilities and obligations attributable to periods prior to the Proposed Distribution. We and NorthStar Asset Management may also agree to provide each other with indemnities with respect to liabilities arising out of the businesses we transferred to NorthStar Asset Management. We and NorthStar Asset Management will rely on the other to perform its obligations under these agreements. If NorthStar Asset Management were to breach or to be unable to satisfy its material obligations under these agreements, including a failure to furnish management services under the management agreement, we could suffer operational difficulties or significant losses.

Our overlapping directors and executive officers may result in potential conflicts.

After the Proposed Distribution, we expect that we and NorthStar Asset Management will have a number of overlapping directors and executive officers. In connection with the Proposed Distribution, our board of directors expects to adopt a policy that acknowledges that our directors and officers may also serve as directors, officers, employees, consultants or agents of NorthStar Asset Management and its subsidiaries and that we and our subsidiaries may engage in material business transactions with those entities. The policy will expressly validate certain contracts, agreements, assignments and transactions (and amendments, modifications or terminations thereof) between us and NorthStar Asset Management and/or any of our and NorthStar Asset Management’s respective subsidiaries to the fullest extent permitted by law, provided that the actions of the overlapping directors or officers in connection therewith are not breaches of duties owed to us, any of our subsidiaries or stockholders, or NorthStar Asset Management’s stockholders.

If the Proposed Distribution is completed, we will be exposed to a variety of other risks related to the fact that we are externally managed by NorthStar Asset Management.

If the Proposed Distribution is completed, we will be exposed to a variety of other risks related to the fact that we are externally managed by NorthStar Asset Management, including the following risks:

•                  We will be dependent on NorthStar Asset Management and certain key personnel of NorthStar Asset Management, and we may not find a suitable replacement if NorthStar Asset Management ceases to perform under the management agreement or such key personnel are no longer available to us.

•                  The base management fees that we will be required to pay NorthStar Asset Management under the management agreement between us and NorthStar Asset Management will be payable regardless of the performance of our portfolio, which may reduce NorthStar Asset Management’s incentive to devote the time and effort to seeking profitable opportunities for our portfolio.

•                  NorthStar Asset Management’s incentive fees may induce NorthStar Asset Management to acquire certain assets, including speculative or high risk assets, or to acquire assets with increased leverage, which could increase the risk to our portfolio.

•                  We will compete with the other entities that NorthStar Asset Management manages for access to NorthStar Asset Management and its personnel.

•                  We will compete with the other entities that NorthStar Asset Management manages for opportunities to acquire assets, which will be allocated in accordance with NorthStar Asset Management’s investment allocation policies.

•                  There will be conflicts of interest in our relationships with NorthStar Asset Management, which could result in decisions that are not in the best interests of our stockholders.

•                  The management agreement we will enter into with NorthStar Asset Management will not be negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

•                  Termination of our management agreement with NorthStar Asset Management would be costly and, in many cases, not permitted.

•                  If NorthStar Asset Management ceases to serve as our manager pursuant to the management agreement, or one or more of NorthStar Asset Management’s key personnel are no longer servicing our business, our financing counterparties may cease doing business with us.

•                  NorthStar Asset Management’s failure to identify and acquire assets that meet our asset criteria or perform its responsibilities under the management agreement could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

SELLING STOCKHOLDERS

The following information supplements the information set forth under the caption “Selling Stockholders” in the prospectus dated August 9, 2013. The following updated information is based upon information provided to us by certain holders of the Notes who elected to exchange their Notes (the “Exchanging Noteholders”) and is accurate to the best of our knowledge as of January 23, 2014.

The following table sets forth information, as of January 23, 2014, with respect to the Exchanging Noteholders, the number of shares of NorthStar common stock (i) that the Exchanging Noteholders beneficially owned as of that date and (ii) that is expected to be beneficially owned by the Exchanging Noteholders immediately after the exchange of their Notes, based on our current “Share Settlement” election, as described in Section 4.11(a)(1) of the indenture governing the Notes. The information is based on information provided by or on behalf of the Exchanging Noteholder. The percent of shares of common stock beneficially owned following the exchange is based on 310,803,590 shares of common stock outstanding as of January 23, 2014, plus the number of shares of common stock issuable upon exchange of the Notes beneficially owned by all of the Exchanging Noteholders listed in the table below.

Unless otherwise indicated in the footnotes below, we believe that the Exchanging Noteholders will have sole voting and investment power with respect to all shares beneficially owned. Because the Exchanging Noteholders may offer, pursuant to this prospectus supplement, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the Exchanging Noteholders upon consummation of any sales. In addition, the Exchanging Noteholders may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act of 1933, as amended, some or all of their Notes or common stock since the date as of which such information was provided to us.

Unless otherwise set forth below, the Exchanging Noteholders have not had any material relationship with us or any of our affiliates within the past three years, other than as a noteholder and, if applicable, as a stockholder.

Information about exchanging noteholders may change over time. Any changed information given to us by exchanging noteholders will be set forth in prospectus supplements or amendments to the prospectus dated August 9, 2013 if and when necessary.

	Shares Beneficially Owned Before Offering by the Exchanging Noteholders			Number Of Shares Being Offered For Resale by the Exchanging	Shares Beneficially Owned After Offering by the Exchanging Noteholders
Name	Number		Percent (1)	Noteholders (2)	Number (2)	Percent

Deutsche Bank Securities Inc. (3)	5,972,453	(4)	1.84%	5,928,829	43,624	*
Andalusian Corporate Opportunities Master Fund L.P.(5)	570,042	(6)	*	103,042	467,000	*
Hudson Bay Master Fund Ltd. (7)	1,554,903		*	1,554,903	—	—
J.P. Morgan Securities LLC (8)	1,431,562		*	1,431,562	—	—
CSS, LLC (9)	5,101,093		1.57%	5,101,093	—	—
Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (10)

*                                         Less than 1%.

(1)                                 Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 310,803,590 shares outstanding on January 23, 2014, plus the number of shares of common stock issuable upon exchange of the Notes beneficially owned by all of the Exchanging Noteholders listed in the table. However, we did not assume exchange of any other holder’s Notes.

(2)                                Assumes the Exchanging Noteholders sell (i) all of the common stock being issued to the Exchanging Noteholder upon exchange of the Notes, and (ii) none of the common stock beneficially owned by the Exchanging Noteholder prior to the exchange.

(3)                                 Deutsche Bank Securities Inc., one of the Exchanging Noteholders, has performed underwriting, commercial banking, investment banking and advisory services for us from time-to-time, including acting as an underwriter for our recent public equity offerings and as an initial purchaser for the Notes, for which they have received customary fees and reimbursement of expenses.  Deutsche Bank Securities Inc. may, from time-to-time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, we are engaged in customary financing arrangements with affiliates of Deutsche Bank Securities Inc.  Deutsche Bank Securities Inc. indicated that it is a registered broker-dealer.  Deutsche Bank Securities Inc. has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that such Exchanging Noteholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act.

(4)                                 Includes 43,624 shares of common stock beneficially owned by Deutsche Bank Securities Inc. in addition to the shares of common stock issuable upon the exchange of the Notes and is rounded to avoid fractional shares.

(5)                                 Michael Reeber has voting and dispositive authority over the shares held by Andalusian Corporate Opportunities Master Fund L.P.

(6)                                 Includes 467,000 shares of common stock beneficially owned by Andalusian Corporate Opportunities Master Fund L.P. in addition to the shares of common stock issuable upon the exchange of the Notes and is rounded to avoid fractional shares.

(7)                                 Hudson Bay Capital Management LP, in its capacity as the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities.  Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP.  Sander Gerber disclaims beneficial ownership over these securities.

(8)                                 J.P. Morgan Securities LLC, one of the Exchanging Noteholders, has performed underwriting, commercial banking, investment banking and advisory services for us from time-to-time, including acting as an underwriter for our recent public equity offerings and as an initial purchaser for the Notes, for which they have received customary fees and reimbursement of expenses.  J.P. Morgan Securities LLC may, from time-to-time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.  J.P. Morgan Securities LLC indicated that it is a registered broker-dealer.  J.P. Morgan Securities LLC has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that such Exchanging Noteholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act.

(9)                                 Nicholas D. Schoewe and Clayton A. Struve have voting and dispositive authority over the shares held by CSS, LLC.

(10)                          We will identify additional exchanging noteholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities as and when required.

ADDITIONAL MATERIAL FEDERAL INCOME TAX CONSEQUENCES

This summary supplements the discussion contained under the caption “Federal Income Tax Consequences of our Status as a REIT” in the accompanying prospectus, which is incorporated by reference herein, and should be read in conjunction therewith.

FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED DISTRIBUTION AND THE RELATED TRANSACTIONS

The following is a summary of the federal income tax consequences that are likely to be material to us and our stockholders related to the consummation of the Proposed Distribution and the Related Transactions. This summary is not a complete description of those consequences and, in particular, may not address federal income tax considerations that affect the treatment of a stockholder subject to special treatment under the Code (for example, insurance companies, financial institutions, dealers in securities, non-U.S. persons or tax-exempt organizations). This summary further assumes that you hold our common stock as a capital asset. Your individual circumstances may affect the tax consequences of the Proposed Distribution and the Related Transactions to you. In addition, no information is provided herein with respect to tax consequences under applicable foreign, state, local or other laws, other than federal income tax laws. The Proposed Distribution and/or the Related Transactions may be taxable to you under such foreign, state, local and other laws. Further, this summary is based upon provisions of the Code, applicable Treasury regulations thereunder, IRS rulings and judicial decisions in effect as of the date of this prospectus supplement. Future legislative, administrative or judicial changes or interpretations could affect the accuracy of the statements set forth herein, and could apply retroactively. You are advised to consult your tax advisor as to the specific tax consequences of the consummation of the Proposed Distribution and the Related Transactions.

Opinions of counsel

We expect to receive opinions of counsel to the effect that, among other things, (i) the Related Transactions will be treated as tax-deferred transactions and (ii) the Proposed Distribution should be treated as a tax-deferred distribution under Section 355 of the Code. We do not intend to consummate the Proposed Distribution and the Related Transactions unless we receive those opinions of counsel. We have not sought, and will not receive, a private letter ruling from the IRS regarding the tax consequences of the Proposed Distribution or the Related Transactions. The opinions we receive will be based on our representations and certain assumptions. If the representations or assumptions are untrue or incomplete in any material respect, the Proposed Distribution and the Related Transactions may not be treated as tax-deferred transactions. Moreover, the opinions we receive will be based on existing federal income tax law, which is subject to change, possibly on a retroactive basis, and will not be not binding on the IRS or any court. Accordingly, no assurance can be provided that the opinions we receive will not be successfully challenged by the IRS.

Tax-deferred status of the related transactions

We intend for the Related Transactions to qualify as tax-deferred transactions. If certain of those transactions are not tax-deferred, then a stockholder may recognize gain or loss, as applicable, equal to the difference between (i) the aggregate fair market value of stockholder’s shares of our common stock and (ii) the stockholder’s adjusted tax basis in that stock. Even if a stockholder does not recognize all of the gain or loss in their common stock, we may recognize capital gain if certain of the Related Transactions are taxable. In that event, we will either have to make additional capital gains dividends to our stockholders or pay tax on net long-

term capital gain that we retain, in which case our stockholders will receive a credit for any tax we pay. See “Federal Income Tax Consequences of Our Status as a REIT—Distribution Requirements” in the accompanying prospectus.

Tax-deferred status of the proposed distribution

General. We intend for the Proposed Distribution to qualify as a tax-deferred distribution under Section 355 of the Code, and the income tax consequences summarized below are based on the assumption that the Proposed Distribution will qualify as a tax-deferred distribution.

Federal Income Tax Consequences of the Proposed Distribution to Stockholders. If the Proposed Distribution qualifies as a tax-deferred distribution for federal income tax purposes, then the Proposed Distribution would have the following federal income tax consequences:

•                  No gain or loss will be recognized by (and no amount will be included in the income of) stockholders upon the receipt of the NorthStar Asset Management common stock in connection with the Proposed Distribution.

•                  No gain or loss will be recognized by us on the distribution of the NorthStar Asset Management common stock in connection with the Proposed Distribution.

•                  The aggregate basis of our common stock and the NorthStar Asset Management common stock in the hands of our stockholders after the Proposed Distribution will be the same as the basis of our stock in the hands of our stockholders immediately before the Proposed Distribution.

•                  The holding period of the NorthStar Asset Management common stock to be received by the stockholders will include the holding period of our common stock held by each stockholder prior to the Proposed Distribution.

Federal Income Tax Consequences of the Proposed Distribution to Us and NorthStar Asset Management. No gain or loss will be recognized by us or NorthStar Asset Management as a result of the Proposed Distribution if the Proposed Distribution qualifies as a tax-deferred distribution under Section 355 of the Code.

Federal Income Tax Consequences of the Proposed Distribution if the Proposed Distribution Does Not Qualify as a Tax-Deferred Distribution. If the Proposed Distribution does not qualify as a tax-deferred distribution for federal income tax purposes, then each stockholder receiving NorthStar Asset Management common stock in the Proposed Distribution will be treated as receiving a taxable distribution in an amount equal to the fair market value of the NorthStar Asset Management common stock received, and most of that distribution will be treated as a taxable dividend because of the taxable gain that we would recognize on the Proposed Distribution. The taxable gain that we would recognize would equal the excess of the fair market value of the NorthStar Asset Management common stock distributed over our adjusted tax basis in such stock. The gain from that taxable sale may cause us to fail to satisfy the 75% gross income test required for REIT qualification. See “Federal Income Tax Consequences of Our Status as a REIT—Gross Income Tests” in the accompanying prospectus. Unless that failure qualifies for a statutory “REIT savings provision,” we will fail to qualify as a REIT for the year in which the Proposed Distribution occurred and we would be prohibited from electing REIT status for the following four taxable years. See “Federal Income Tax Consequences of Our Status as a REIT—Gross Income Tests—Failure to Satisfy the Gross Income Tests” and “Federal Income Tax Consequences of Our Status as a REIT—Failure to Qualify” in the accompanying prospectus. If we fail to qualify as a REIT, we will be subject to federal and applicable state and local income tax on our taxable income at corporate rates. Losing our REIT status would reduce our net income available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends-paid deduction and we would no longer be required to make distributions. Even if our failure to satisfy the 75% gross income test qualified for the statutory “REIT savings provision,” we would likely have to pay a material penalty tax.

Even if the Proposed Distribution otherwise qualifies as a tax-deferred distribution, it might be taxable to us under Section 355(e) of the Code if 50% or more of either the total voting power or the total fair market value of the our stock or the NorthStar Asset Management stock is acquired as part of a plan or series of related transactions that include the Proposed Distribution. We do not intend for NorthStar Asset Management to be acquired pursuant to such a plan or series of related transactions. If Section 355(e) of the Code applies as a result of such an acquisition, we would recognize a taxable gain as described above, but the Proposed Distribution would generally be tax deferred as to stockholders.

Information Reporting. Current Treasury regulations require certain “significant” stockholders (defined as those who immediately before the Proposed Distribution owned 5% or more of our stock) who receive NorthStar Asset Management common stock pursuant to the Proposed Distribution to attach to his or her federal income tax return for the year in which the Proposed Distribution occurred a detailed statement setting forth such data as may be appropriate in order to show the applicability to the Proposed Distribution of Section 355 of the Code. We will provide appropriate information to each applicable holder of record to allow this requirement to be met.